Tom Schedler Secretary of State	**ARTICLES OF ORGANIZATION** (R.S. 12:1301)	
	Domestic Limited Liability Company Enclose $100.00 filing fee Make remittance payable to Secretary of State *Do not send cash*	Return to: Commercial Division P. O. Box 94125 Baton Rouge, LA 70804-9125 Phone (225) 925-4704 Web Site: www.sos.la.gov

STATE OF Louisiana

PARISH/COUNTY OF ____________

1. The name of this limited liability company is : Harrah's Bossier City LLC
2. This company is formed for the purpose of: (check one)

(X) Engaging in any lawful activity for which limited liability companies may be formed.

( ) ____________ (use for limiting activity)

3. The duration of this limited liability company is : (may be perpetual) perpetual
4. Other provisions: ____________

Signatures: Joan D. Donovan

Joan D. Donovan

Organizer

On this 7th day of February, 2017, before me, personally appeared Joan D. Donovan, to me known to be the person described in and who executed the foregoing instrument, and acknowledged that he/she executed it as his/her free act and deed.

NOTARY NAME MUST BE TYPED OR PRINTED WITH NOTARY #

Notary Signature

"OFFICIAL SEAL"
W.F. Mashburn, Jr.
Notary Public, State of Illinois
My Commission Expires August 04, 2018

SS365 Rev. 08/13 (See instructions on back)